 Exhibit 3.2

UMH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

 8.25% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
(Liquidation Preference $25.00 per Share)

UMH Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST:  Under a power contained in Section 3(a) of Article V of the charter of the Corporation, as supplemented by these Articles Supplementary (the “Charter”), the Board of Directors of the Corporation and a duly authorized committee thereof, by resolution duly adopted, reclassified 1,175,000 authorized but unissued shares of common stock, par value $0.10 per share (the “Common Stock”), of the Corporation as additional shares of 8.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock as set forth in the Charter.  After giving effect to the foregoing classification, the total number of shares of Series A Preferred Stock that the Corporation has authority to issue is 3,663,800.

SECOND:  The additional shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD:  The undersigned President of the Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on this 29th day of October, 2012.

ATTEST:	UMH PROPERTIES, INC.

By: /s/ Elizabeth Chiarella	By: /s/ Samuel A. Landy
Elizabeth Chiarella	Samuel A. Landy
Secretary	President